Exhibit 2.2

ASSET PURCHASE AGREEMENT

effective as of

September 23, 2008

by and among

Bankrate, Inc.,

Blackshore Properties, Inc.

and

Johns Wu

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Escrow Agreement
Exhibit B	Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Consulting Agreement
Exhibit D	Copyright Assignment
Exhibit E	Trademark Assignment
Exhibit F	Domain Name Transfer Agreement

Schedules

Schedule 2.1(b)	Allocation of Purchase Price
Schedule 2.2(e)(i)	Trademarks & Trade Names
Schedule 2.2(e)(ii)	Logos
Schedule 2.2(e)(iii)	Domain Names
Schedule 2.3(b)	Excluded Contracts
Schedule 2.3(g)	Additions to Excluded Assets
Schedule 2.3(j)	Other Excluded Assets
Schedule 2.4(a)	Assumed Contracts
Schedule 2.5(a)	Employee Benefits
Schedule 2.8	Additional Earn-Out Provisions
Schedule 3.2(b)(i)	Exceptions to Qualified Jurisdictions
Schedule 3.2(b)(ii)	Qualified Jurisdictions
Schedule 3.3(b)	Required Consents
Schedule 3.6(a)	Tangible Personal Property
Schedule 3.6(b)	All Tangible Property Leases and Subleases
Schedule 3.7	Undisclosed Liabilities
Schedule 3.8	Litigation
Schedule 3.9(a)	List of Contracts
Schedule 3.9(b)	Status of Contracts
Schedule 3.10(a)	Liens and Infringements on Intellectual Property
Schedule 3.10(b)(i)	Maintenance of Confidential Information
Schedule 3.10(b)(ii)	Creation of Business Intellectual Property
Schedule 3.10(d)	Registered Intellectual Property
Schedule 3.11(a)(i)	Financial Statements
Schedule 3.11(a)(ii)	Financial Statements Exceptions
Schedule 3.11(b)	Unusual or Undisclosed Liabilities
Schedule 3.11(c)	List of Bank Accounts
Schedule 3.12	Events Subsequent to Date of Balance Sheet
Schedule 3.13(b)	Permits Received
Schedule 3.15	Customer List
Schedule 3.18	Leases
Schedule 3.19	Customer Information
Schedule 3.21(a)	Outstanding Taxes
Schedule 3.21(c)	Tax Jurisdictions
Schedule 3.24	Certain Interests
Schedule 3.27	Affiliate Transactions
Schedule 3.30	Confidentiality Agreements

-iv-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of September 23, 2008 (the “Effective Date”), is by and among Bankrate, Inc., a Florida corporation (“Buyer”), Blackshore Properties, Inc., a California corporation (“Seller”), and Johns Wu (“Shareholder” along with Buyer and Seller they are sometimes referred to individually as a “Party” and collectively as the “Parties”).

RECITALS:

A. Seller operates a business which provides various financial services products, services and information to consumers, including, but not limited to, information and products related to certificates of deposit, money market accounts, savings accounts, checking and other banking and deposit accounts, credit card product offers and information, 529 Plans and college savings plans, mortgage rates, mortgage rate and lender information, banking and interest rates and other financial information and research tools over the Internet through Web sites, including certain of Seller’s Domain Names (defined below) (the “Business”)

B. Shareholder owns one hundred percent (100%) of the outstanding capital stock of Seller.

C. Buyer desires to purchase certain assets and assume certain Liabilities of the Business from Seller, and Seller desires to sell certain assets and assign certain Liabilities of the Business to Buyer, upon the terms and subject to the conditions set forth in this Agreement, along with the attached Exhibits and Schedules.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

(a) The following terms, as used in this Agreement, have the following meanings:

“Accounts Receivable” means all trade receivables, accounts receivable, accrued receivable and notes receivable and other monies receivable relating to or arising out of the Business or any Purchased Asset.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning set forth in the preamble.

“Allocation Statement” has the meaning set forth in Section 2.1(b).

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, Copyright Assignment, Consulting Agreement, Escrow Agreement, Trademark Assignment, and Domain Name Transfer Agreement, (as each is defined in this Agreement) and all other agreements and instruments executed in connection thereto or hereto.

“Assumed Contracts” has the meaning set forth in Section 2.2(c).

“Audit Referee” has the meaning set forth in Section 2.8.

“Business” has the definition set forth in the Recitals.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City, New York are open for the general transaction of business.

“Business Intellectual Property” means all Intellectual Property, including but not limited to all intellectual property rights conveyed to Seller under the Business IP Agreements, that is held in connection with the Business, used, or that is being, or has been, or is currently under development for use, in the Business as it is has been, is currently or is currently planned to be conducted.

“Business IP Agreements” means (a) licenses of Intellectual Property by Seller to third parties, (b) licenses of Intellectual Property by third parties to Seller, (c) agreements between Seller and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement or other practices with respect to Internet Web sites and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings concerning the use, validity or enforceability of Business Intellectual Property.

“Business Systems” has the meaning set forth in Section 3.10(e).

“Buyer” has the meaning set forth in the preamble.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, along with any applicable proposed, temporary or final regulations promulgated thereunder.

“Contemplated Transactions” has the meaning set forth in Section 2.1(b).

“Contracts” shall mean all contracts, trusts, escrow, agreements, arrangements, undertakings, leases, subleases, licenses, indentures, bonds, notes, mortgages, commitments, sales and purchase orders and other instruments.

“Customer” shall mean those customers who have purchased or subscribed for goods or services from Seller or have subscribed for or have been sent or given marketing or sales literature by Seller.

“Customer Information” means any and all sales and marketing information of the Customers, including, but not limited to, respective mailing addresses, telephone numbers and email address, credit histories, order histories, and records related to Web site page views.

“Damages” means all judgments, losses, penalties, fines and damages (including, without limitation, reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding or in enforcing the terms of this Agreement or any of the Ancillary Agreements subject to Section 8.15).

“Domain Names” shall have the definition set forth in Section 2.2(e).

“Earn-Out Payment” means the amount, if any, payable to Seller pursuant to Section 2.8, subject to the provisions of Schedule 2.8.

“Earn-Out Period” means Earn-Out Year One.

“Earn-Out Year One” means the one year period beginning on the Closing Date and ending on September 22, 2009.

“Effective Date” has the meaning set forth in the preamble.

“ERISA Affiliate” has the meaning set forth in Section 2.5(a).

“Escrow Deposit” means the sum of $500,000, which Buyer will deposit in escrow with the Escrow Agent at the Closing in accordance with Section 2.1(c) as partial security for the performance of Seller’s and Shareholder’s obligations under this Agreement.

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Contracts” has the meaning set forth in Section 2.3(b).

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any: (a) nation, state, province, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indebtedness” means indebtedness for borrowed money, whether or not contingent, or any capitalized lease obligation.

“Insider” means any stockholder, partner, officer or director (or similar official) of Seller, any Affiliate or natural or adoptive member of the immediate family of any of the foregoing Persons, or any Person in which any of the foregoing Persons directly or indirectly owns any material beneficial interest. The “immediate family” of any individual means such individual’s (and such individual’s present or former spouse’s) grandparents, spouse, siblings, children or grandchildren.

“Intellectual Property” means all tangible or intangible proprietary information and materials, including without limitation:

(i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof;

(ii) all trademarks, services marks, trade dress, logos, trade names, domain names, Web sites (and underlying software and contents contained in such Web sites) and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith;

(iii) all copyrights and all applications, registrations and renewals in connection therewith;

(iv) all mask works and all applications, registrations and renewals in connection therewith;

(v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, customer data, mailing lists pricing and cost information and business and marketing plans and proposals);

(vi) all software (in both source and object code form) and firmware (including data, databases and related documentation);

(vii) all Web site content, data, Software, the “look and feel,” design, and organization related thereto;

(viii) all documents, records, instructions and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all Intellectual Property;

(ix) all books, articles, pamphlets and other publications whether in tangible or electronic form; and

(x) all licenses, agreements and other rights in any third party product or any third party intellectual property described in (i) and (ii) above.

“Key Customer” has the meaning set forth in Section 3.15.

“Law” means any law, statute, rule, regulation, judgment, injunction, order, decree, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Body.

“Liability” means any liability, claim or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether determined or determinable and whether due or to become due), including, but not limited to, any liability for Taxes.

“Licensed Intellectual Property” means Intellectual Property licensed to Seller pursuant to the Business IP Agreements.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrances, right of first refusal or other similar restriction in respect of such asset, excluding any Permitted Lien.

“Material Adverse Effect” when used with respect to the Business or Seller means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or would reasonably be expected to have a materially adverse effect on (a) the business, operations, prospects, assets, liabilities, condition (financial or otherwise), results of operations, or cash flow of the Business taken as a whole or (b) the ability of Seller or Shareholder to consummate any transaction contemplated by this Agreement or any Ancillary Agreements.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Owned Intellectual Property” means all Intellectual Property owned by Seller.

“Party” and “Parties” have the respective definitions set forth in the preamble.

“Permit” means any Governmental Body authorization, license, permit, membership, approval, concession or franchise.

“Permitted Liens” means: (a) Liens on Purchased Assets arising by operation of Law and securing the payment of Taxes which are not yet due and payable; and (b) mechanics’, carriers’, workers’, repairers’ and similar and non-consensual Liens arising by operation of Law and relating to obligations that are incurred in the Ordinary Course of Business and which secure only Assumed Liabilities which are not yet due and payable.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Property Tax” means a real property tax (other than a real property transfer tax), a personal property tax and any other ad valorem tax imposed by any Governmental Body upon Seller or Seller’s assets by reason of Seller’s ownership thereof.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Assets” has the meaning set forth in Section 2.2.

“Required Consent” has the meaning set forth in Section 3.3(b).

“Seller” has the meaning set forth in the preamble.

“Seller’s Knowledge,” “Known to Seller” and words of similar import mean the knowledge that Shareholder, or Seller’s officers and directors possess or are aware of or the knowledge that a reasonably prudent Person, in such Person’s capacity as a shareholder, officer, employee or member of a board of directors, would reasonably be expected to discover or otherwise become aware of, in the course of performing such person’s duties for Seller.

“SEO Methods” has the meaning set forth in Section 2.2(h).

“Shareholder” has the meaning set forth in the preamble.

“Sites” has the meaning set forth in Section 2.2(g).

“Software” means computer software, programs and data in any form, including Internet web sites, web content and links, source code, object code, operating systems, specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Tangible Personal Property” has the meaning set forth in Section 3.6(a).

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, franchise, capital, paid-up capital, profits, lease, service, transfer, bulk sales, greenmail, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like governmental assessment or charge of any kind whatsoever (including liability for Taxes imposed on another Person, whether incurred or borne as a transferee or successor or by contract or otherwise), but not including any Property Tax; together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Total Purchase Price” means the Purchase Price plus any amounts paid or payable to Seller pursuant to Section 2.8.

“Traffic Calculation” shall have the meaning set forth on Schedule 2.8.

“Transfer Taxes” has the meaning set forth in Section 5.9(c).

(b) Definitions for the other defined terms used herein are set forth in this Agreement.

(c) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(d) Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, as defined herein.

(e) All references to “Dollars” or “$” shall mean U.S. Dollars unless otherwise specified.

(f) The capitalized terms set forth on Schedule 2.8, not otherwise defined, shall have the definitions set forth in this Agreement.

ARTICLE II

PURCHASE AND SALE AND CLOSING

2.1 Purchase Price.

(a) Purchase Price. The purchase price to be paid by Buyer to Seller for the Purchased Assets is up to $14,900,000, consisting of (i) $12,400,000 in cash, and (ii) the assumption of the Assumed Liabilities (the “Purchase Price”), plus any additional payments pursuant to Section 2.8, all subject to adjustment pursuant to the terms and conditions of this Agreement. The Purchase Price, less the Escrow Deposit, shall be paid by Buyer to Seller at Closing by wire transfer in immediately available funds to an account designated by Seller.

(b) Allocation of Purchase Price. As soon as practicable after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”), setting forth the value of the Purchased Assets which shall be used for the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets and the Assumed Liabilities, and which shall comply with Section 1060 of the Code; provided, however, Buyer and Seller agree that a portion of the Purchase Price shall be allocated to the services to be performed by the Shareholder under the Consulting Agreement (as defined herein) as set forth on Schedule 2.1(b). Seller shall have a period of thirty (30) Business Days after the delivery of the Allocation Statement to present in writing to Buyer notice of any objections Seller may have to the allocation set forth in the Allocation Statement. Unless Seller timely objects, the Allocation Statement shall be binding on the Parties without further adjustment. If Seller shall raise any objections within the fifteen (15) Business Day period, Seller and Buyer shall negotiate in good faith and use their best efforts to resolve such dispute. If Seller and Buyer fail to agree within five (5) Business Days after the delivery of the notice of objection, then the disputed items shall be resolved by Audit Referee (defined below). The Audit Referee shall resolve the dispute (the “Accounting Determination”) within thirty (30) days of having the item referred to it and such Accounting Determination shall be final and binding on the parties hereto. The costs, retainers, fees and expenses of the Audit Referee shall be borne equally by Seller and Buyer. Any payments made be either Buyer or Seller pursuant to Section 2.8 of this Agreement shall be allocated in accordance with the determination mutually agreed by Seller and Buyer. The Parties acknowledge that the allocations set forth on the Allocation Statement shall be binding upon the Parties for all applicable federal, state, local and foreign Tax purposes. Seller and Buyer agree to report the allocation of the Purchase Price among the Purchased Assets in a manner that is entirely consistent with the Allocation Statement and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Form 8594 with its federal income Tax Return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto. No later than ten (10) days prior to the filing of their respective Forms 8594 relating to the transactions contemplated by this Agreement (together with the transactions contemplated by the Ancillary Agreements, (the “Contemplated Transactions”), the Buyer and Seller shall deliver to each other a copy of its respective Form 8594. In addition, no later than ten (10) days prior to filing, Buyer and Seller shall also deliver to each other copies of any supplemental statements or subsequent amendments to such initial Forms 8594 that may be filed by Buyer and Seller as a result of any payments that may be made pursuant to Section 2.8 of this Agreement or otherwise.

(c) Escrow Deposit. At or prior to the Closing, Seller and Buyer shall enter into an escrow with Wells Fargo Bank, National Association (the “Escrow Agent”) in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”). On the Closing Date, Buyer shall deliver the Escrow Deposit to the Escrow Agent by wire transfer of immediately available funds to an account to be administered by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement (the “Escrow Account”).

2.2 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer shall purchase from Seller and Seller shall sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, all of the assets, rights, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller or any Affiliate of Seller, as the same shall exist on the Closing Date, other than the Excluded Assets, including, without limitation, all right, title and interest of Seller and its Affiliates, to and under, each of the foregoing as more specifically described below (the “Purchased Assets”):

(a) all personal property and interests therein used by Seller or held by Seller for use in connection with the Business, including furniture, office equipment, communications equipment, computers, servers, software and other tangible property;

(b) all supplies and other inventories, if any, wherever situated used by Seller or held by Seller for use in connection with the Business;

(c) all rights under the Contracts, used by Seller or held by Seller for use in connection with the Business, other than the Excluded Contracts (collectively, the “Assumed Contracts”);

(d) all prepaid expenses and deposits held by Seller for use in connection with the Business;

(e) all of the Business Intellectual Property, including without limitation the trademarks and names used in the Business listed on Schedule 2.2(e)(i), the logos listed on Schedule 2.2(e)(ii), and the domain names of Seller, including those Web sites listed on Schedule 2.2(e)(iii) (the “Domain Names”);

(f) all transferable Permits affecting, or relating in any way to, the Business, including without limitation the items listed on Schedule 3.3(b);

(g) all materials, content, property and interests used by Seller and/or necessary for the operation and maintenance of the Web sites owned by Seller (collectively, the “Sites”), including, without limitation, all content on the Sites, tools, testimonials, and calculators owned or licensed by Seller for use on the Sites;

(h) all books, records, files and papers, whether in hard copy or computer format used by Seller or held by Seller for use in connection with the Business, including, without limitation, accounting and contract records, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former Customers, Customer Information, Internet traffic records, files, logic and search engine optimization analysis and methods (“SEO Methods”), all databases, mailing lists and related information pertaining to prospective Customers, personnel and employment records, and all information relating to Taxes imposed on or with respect to the Business or the Purchased Assets and all telephone and fax numbers related to the Business; and

(i) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

2.3 Excluded Assets. Buyer expressly understands and agrees that the following assets, properties and rights of Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a) all rights of Seller and Shareholder under this Agreement and the Ancillary Agreements;

(b) all Accounts Receivable;

(c) all Contracts set forth on Schedule 2.3(b) (collectively, the “Excluded Contracts”) and all rights of Seller thereunder;

(d) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books relating to the organization, maintenance and existence of Seller as a company;

(e) any records relating to Excluded Assets and Excluded Liabilities (including all Tax Returns and financial statements of Seller), and any work papers or materials in the possession of Seller or any of their Affiliates or any of their respective shareholders, members, officers, directors, employees, agents or attorneys relating to the evaluation and consideration by Seller of the Contemplated Transactions or the sale of assets of Seller or the Business to other Persons, or all personnel records and other records that Seller is required by Law to retain in their possession or is not permitted under Law to provide to Buyer;

(f) all cash and cash equivalents;

(g) all other properties, bank accounts, rights and assets of Seller which are not used by Seller in Seller’s operation of the Business which are set forth on Schedule 2.3(g);

(h) all rights, claims, counterclaims, credits, causes of action and rights of set-off against third parties to the extent relating primarily to the Excluded Assets or the Excluded Liabilities;

(i) all rights of Seller or Shareholder to receive Tax refunds, credits or similar payments attributable to Taxes that are Excluded Liabilities; and

(j) the other assets identified on Schedule 2.3(j) hereto.

2.4 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective as of the Closing Date, to assume, subject to the respective conditions thereof, only the following Liabilities (the “Assumed Liabilities”):

(a) all Liabilities of Seller arising after the Closing Date under the Contracts set forth on Schedule 2.4(a) (other than Liabilities attributable to any failure by Seller to comply with the terms thereof); and

(b) all Liabilities resulting from the ownership of the Purchased Assets and the operation of the Business by Buyer that arise after the Closing Date.

2.5 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller or any Affiliate of Seller (or any predecessor owner of all or part of its business and assets) or the Business of whatever nature whether presently in existence or arising or asserted hereafter, including but not limited to, any debt owed to any party and all such other Liabilities shall be retained by and remain obligations and liabilities of Seller or its Affiliates (all such Liabilities not being assumed are referred to as the “Excluded Liabilities”). Without limiting the generality of the foregoing, the following Liabilities of Seller shall be Excluded Liabilities for the purpose of this Agreement, all Liabilities:

(a) relating to or arising under or in connection with any Plan, any “employee benefit plan” (as each is defined herein), or any other benefit plan, program or arrangement of any kind at any time maintained, sponsored or contributed or required to be contributed to by Seller or any Person that is or has ever been under common control, or that is or has ever been treated as a single employer, with Seller under the Code (“ERISA Affiliate”) or with respect to which Seller or any ERISA Affiliate has any Liability, including but not limited to, any accrued obligations owed or owing to any Person, including but not limited to, the employee benefits listed on Schedule 2.5(a);

(b) pertaining to the pre-Closing Date employment or service with, or termination from employment or service from, Seller or any ERISA Affiliate, of any individual;

(c) relating to any claims (whether asserted before or after the Closing Date) for any breach of a representation, warranty or covenant, or for any claim for indemnification, contained in any Assumed Contract agreed to be performed pursuant to this Agreement by Buyer, to the extent that such breach or claim arises out of or by virtue of Seller’s performance or nonperformance thereunder prior to the Closing Date, it being understood that, as between the Parties hereto, this subsection shall apply notwithstanding any provision which may be contained in any form of consent to the assignment of any such Assumed Contract, which by its terms, imposes such Liabilities upon Buyer and which assignment is accepted by Buyer notwithstanding the presence of such a provision;

(d) arising under product warranty or other warranty Liabilities of Seller with respect to any products, merchandise or services of the Business sold or rendered on or prior to the Closing Date; it being understood and agreed that any such claim or Liability asserted after the Closing Date arising out of any such sale or service prior to the Closing Date shall be considered to be a claim against or a Liability of Seller and therefore not assumed hereunder by Buyer;

(e) with respect to Seller’s failure to take reasonable steps to safeguard the Business Systems;

(f) for injury to or death of persons or damage to or destruction of property (including, without limitation, any worker’s compensation claim) with respect to acts or omissions by Seller that occur on or prior to the Closing Date regardless of when said claim or Liability is asserted, including, without limitation, any claim for consequential damages in connection with the foregoing; it being understood and agreed that any such claim or Liability asserted after the Closing Date, but arising from acts or omissions by Seller which occur before the Closing Date shall be considered to be a claim against or a Liability of Seller for injury to or death of persons or damages to or destruction of property and therefore not assumed hereunder by Buyer;

(g) arising out of infringement for misappropriation of or other conflict with the Intellectual Property of any Person to the extent the same arise out of acts or omissions occurring on or prior to the Closing Date;

(h) arising out of any violation by Seller of any Laws, including any Environmental Law occurring on or prior to the Closing Date;

(i) in respect of any Claim of Seller or related to the Business or any Purchased Asset arising on or prior to the Closing Date (whether asserted or commenced before or after the Closing Date);

(j) relating to or arising out of the Excluded Assets;

(k) with respect to Indebtedness of Seller or dividends payable by Seller whether incurred or accrued before or after the Closing Date;

(l) relating to the capital stock of Seller or the partnership interests, membership interests or any shareholder or partnership operating agreements to which Seller is party;

(m) relating to obligations of Seller under this Agreement or any Transaction Document;

(n) relating to claims or items set forth on Schedule 3.8;

(o) relating to any transactions between Seller and any of its Insiders whether occurring before or after the Closing Date;

(p) any Taxes that are not included in the definition of Assumed Liabilities and that relate to the Purchased Assets or the Business and that arose before the Effective Date (excluding any Transfer Taxes and excluding Property Taxes to the extent specified in Assumed Liabilities);

(q) relating to Liens on the Purchased Assets arising before the Effective Date, to the extent not an obligation arising on or after the Effective Date under the Assumed Contracts or that constitute Assumed Liabilities;

(r) any amounts payable for fees or expenses incurred by Seller in respect to this Agreement, the agreements contemplated hereby and/or the Contemplated Transactions or otherwise in connection with Seller’s sale of the Business, including, all amounts payable to Weston Benshoof Rochefort Rubalcava MacCuish LLP, Alston & Bird LLP, Founders Investment Bankers, LLC (“Founders”) or any of their respective Affiliates and all amounts payable in connection with any employee or consultant transaction bonuses;

(s) any amounts payable to any Affiliate of Seller; and

(t) without limitation by the specific enumeration of the foregoing, any other obligation or Liability not expressly included in the definition of Assumed Liabilities.

2.6 Assignment of Contracts and Rights.

(a) General. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.

(b) In the Event a Consent is Not Obtained. In the event any such consent is not obtained on or before the Closing Date, the Parties to this Agreement will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of any other Person to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, the Parties will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.

(c) Payment of Monies Received. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets.

2.7 Closing. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to the terms of this Agreement (the “Closing”) shall take place on the date hereof via facsimile or electronic mail, or at such other time or place or by such other method as Buyer and Seller may agree. At the Closing simultaneously with the execution of this Agreement:

(a) Deliverables to Buyer. Buyer shall have received copies of the following documents:

(i) the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”) executed by Seller;

(ii) the Consulting Agreement in the form attached hereto as Exhibit C (the “Consulting Agreement”) executed by Shareholder;

(iii) the Escrow Agreement executed by Seller and Escrow Agent;

(iv) the Copyright Assignment in the form attached hereto as Exhibit D (the “Copyright Assignment”) executed by Seller;

(v) the Trademark Assignment in the form attached hereto as Exhibit E (the “Trademark Assignment”) executed by Seller;

(vi) the Domain Name Transfer Agreement in the form attached hereto as Exhibit F (the “Domain Name Transfer Agreement”) executed by Seller;

(vii) [Reserved];

(viii) Schedules to this Agreement;

(ix) [Reserved];

(x) certificate issued by the Secretary of State of California as to Seller’s legal existence and good standing;

(xi) certificates of an appropriate officer of Seller as to the incumbency and signatures of Seller’s officers executing this Agreement and the Ancillary Agreements;

(xii) copies of the resolutions duly adopted by the board of directors of Seller and Shareholder authorizing Seller to enter into and perform this Agreement and the Ancillary Agreements, and to consummate the Contemplated Transactions certified by an appropriate officer of Seller;

(xiii) the Bylaws and Articles of Incorporation of Seller certified by a proper officer of Seller as in full force and effect on and as of the Closing Date;

(xiv) the Required Consents;

(xv) a certificate of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Code satisfactory to Buyer;

(xvi) a certificate pursuant to Section 5.9;

(xvii) fully executed UCC-3 termination statements and other terminations, pay-offs and/or releases, or, at Buyer’s option, assignments, necessary to terminate, release or assign, as the case may be, all Liens on any Purchased Asset;

(xviii) To the extent not previously delivered to Buyer, Seller shall deliver a true and complete index of all computer files used in the Business and electronic copies of all such computer files in a form acceptable to Buyer; and

(xix) all other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the Contemplated Transactions and carry out the purposes and intent of this Agreement.

(b) Deliverables to Seller. Seller, shall have received each of the following:

(i) the Purchase Price less the Escrow Deposit (which shall be delivered to Escrow Agent by Buyer);

(ii) the Assignment and Assumption Agreement executed by Buyer;

(iii) the Consulting Agreement for Shareholder executed by Buyer;

(iv) the Domain Name Transfer Agreement executed by Buyer;

(v) the Trademark Assignment executed by Buyer;

(vi) the Copyright Assignment executed by Buyer;

(vii) the Escrow Agreement executed by Buyer and Escrow Agent;

(viii) [Reserved]; and

(ix) all other agreements, certificates, instruments and documents reasonably requested by Seller in order to fully consummate the Contemplated Transactions and carry out the purposes and intent of this Agreement.

2.8 Earn-Out Payments.

(a) Earn-Out Determination.

(i) After the Earn-Out Period, but in no event later than ninety (90) days after the Earn-Out Period, Buyer shall deliver to Seller a written statement setting forth Buyer’s determination as to whether the Traffic Calculation for the Earn-Out Period either exceeded the Target Amount (therefore resulting in Buyer being obligated to make the Earn-Out Payment for the Earn-Out Period pursuant to the terms of this Section 2.8 and Schedule 2.8) or in the alternative, was equal to or less than the Target Amount (therefore resulting in Buyer not being obligated to make the Earn-Out Payment for the Earn-Out Period), along with the Buyer’s determination of the Traffic Calculation for the Earn-Out Period (the “Buyer Earn-Out Determination”).

(ii) If Seller disagrees with the Buyer Earn-Out Determination, Seller shall deliver a dispute notice (the “Dispute Notice”) to Buyer within thirty (30) days of receiving the Buyer Earn-Out Determination along with the Seller’s determination of the Traffic Calculation for the Earn-Out Period.

(iii) If Seller does not deliver a Dispute Notice to Buyer within thirty (30) days of receiving the Buyer Earn-Out Determination, then the Buyer Earn-Out Determination shall control for purposes of determining whether Buyer is or is not obligated to make the Earn-Out Payment pursuant to this Agreement.

(iv) If Seller does deliver a Dispute Notice to Buyer within such 30-day period commencing on the date that Seller receives the Buyer Earn-Out Determination from Buyer, Buyer and Seller will use reasonable efforts to resolve the dispute during the 30-day period commencing on the date Buyer receives the Dispute Notice from Seller.

(v) The only basis on which Seller may dispute the Buyer Earn-Out Determination are: (1) the inaccuracy of such determination, (2) the Buyer’s determination of the Traffic Calculation for the Earn-Out Period, or any element thereof, or both, was not prepared as provided in this Agreement, or (3) a breach by Buyer of any other provision of this Section 2.8, including Schedule 2.8.

(vi) If Buyer and Seller do not obtain a final resolution within the 30-day period commencing on the date Buyer receives a Dispute Notice from Seller, then the determination of the Traffic Calculation shall be submitted immediately to the Audit Referee. Buyer and Seller shall jointly instruct Ernst & Young (or if such firm declines to act in such capacity, or if such firm cannot provide its review in a timely fashion acceptable to both Buyer and Seller, or if either party believes such firm would have a conflict of interest, then by such other firm of independent nationally recognized auditors having no material relationship with any Party and reasonably acceptable to both Seller and Buyer) (the “Audit Referee”) that it shall act as an auditor and not as an arbitrator, to resolve, in accordance with this Agreement, the Traffic Calculation for the Earn-Out Period, and (2) shall deliver to Buyer and Seller a written decision of its determination of Traffic Calculation as promptly as practicable and, in any event, within seventy-five (75) days following the submission of such matter to the Audit Referee for resolution. Each Party agrees to execute, if requested by the Audit Referee, a reasonable engagement letter. The cost of such review and decision by the Audit Referee (including any retainer) shall be borne (x) by Buyer if the Audit Referee determines that the Traffic Calculation exceeded the Target Amount for the Earn-Out Period and therefore, Buyer is obligated to make the Earn-Out Payment for the Earn-Out Period pursuant to the terms of this Section 2.8 and Schedule 2.8, or (y) by Seller if the reverse is true. However, initially, any retainer charged by the Audit Referee shall be paid 50% by Buyer and 50% by Seller. All determinations made by the Audit Referee shall be final, conclusive and binding on the Parties, and the Traffic Calculation for the Earn-Out Period, as determined by the Audit Referee, shall be deemed to be the Traffic Calculation for the Earn-Out Period.

(vii) If the Traffic Calculation for the Earn-Out Period (determined pursuant to Sections 2.8(a)(iii) or 2.8(a)(vi), as applicable exceeds the Target Amount, then within five (5) days after final determination of such Traffic Calculation for the Earn-Out Period pursuant to Sections 2.8(a)(iii) and 2.8(a)(vi), as applicable, Buyer shall deliver to Seller the Earn-Out Payment by wire transfer in immediately available funds.

(viii) Buyer shall make its business records regarding the determination of the Traffic Calculation available to Seller and its representatives during normal business hours at any time during and following the Earn-Out Period, including, without limitation, for the review by Seller of, and the resolution of any objections with respect to, the Buyer Earn-Out Determination or in connection with the preparation of the Dispute Notice. Seller shall not disclose or make use of any such information other than to the extent necessary to review the determination of the Buyer Earn-Out Determination and enforce its rights under this Agreement.

(b) Additional Earn-Out Provisions. The provisions of Schedule 2.8 are incorporated herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered herewith to Buyer (which disclosure schedules identify the section and subsection to which each disclosure therein relates), Seller and Shareholder together, jointly and severally, hereby represent and warrant to Buyer that:

3.1 Corporate Existence and Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted. Seller has heretofore delivered to Buyer true and complete copies of the Bylaws and Articles of Incorporation of Seller as currently in effect.

3.2 Authorization; Qualification.

(a) Authorization. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. Each of this Agreement and each Ancillary Agreement to which Seller and Shareholder, as applicable, is a party has been duly executed and delivered by Seller and Shareholder, as applicable, and constitutes a valid and binding agreement of Seller and Shareholder, as applicable, enforceable in accordance with its terms.

(b) Qualification. Except as set forth on Schedule 3.2(b)(i), Seller is duly qualified to do business in each jurisdiction listed on Schedule 3.2(b)(ii), and Seller is not required to be qualified in any other jurisdiction.

3.3 Governmental Authorization; Consents.

(a) No Required Action. The execution, delivery and performance by Seller and Shareholder of this Agreement and each of the Ancillary Agreements to which Seller and Shareholder, as applicable, is a party require no action by or in respect of, or filing with, any Governmental Body.

(b) No Required Consents. Except as set forth in Schedule 3.3(b), no consent, approval, waiver or other action (a “Required Consent”) by any Person under any Contract to which Seller or Shareholder is a party or is bound is required or necessary for the execution, delivery and performance by Seller and Shareholder of this Agreement and each Ancillary Agreement to which Seller or Shareholder, as applicable, is a party, or for the consummation of the Contemplated Transactions.

3.4 Non-Contravention. The execution, delivery and performance by Seller and Shareholder of this Agreement and each Ancillary Agreement to which Seller and Shareholder is a party, as applicable, and the consummation of the Contemplated Transactions, do not and will not (a) contravene or conflict with the Bylaws and Articles of Incorporation of Seller, (b) assuming compliance with the matters referred to in Section 3.3(a), contravene or conflict with any provision of any Law or Permit binding upon or applicable to Seller, Shareholder or the Business, except where such contravention or conflict would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) assuming the receipt of all Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, or to a loss of any benefit, relating to the Business to which Seller or Shareholder is entitled under any provision of any Contract binding upon Seller or Shareholder, or (d) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the Purchased Assets pursuant to, any Contract or Permit to which any of Seller or Shareholder is a party or by which any of their respective assets or properties is bound or affected.

3.5 Assets.

(a) Upon consummation of the transactions contemplated pursuant to the terms of this Agreement, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens.

(b) The Purchased Assets constitute all the properties, assets and right that are necessary to conduct the Business as currently conducted and as currently proposed to be conducted. At all times Seller has caused the Purchased Assets to be maintained in accordance with good business practice, and all the Purchased Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

(c) Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to Buyer without penalty or other adverse consequences. Upon the consummation of the Closing, Buyer will own with good, valid and marketable title or lease under valid and subsisting leases the interests of Seller in the Purchased Assets, free and clear of any Liens, and without incurring any penalty or other adverse consequences, including any increase in rentals, royalties or license or other fees imposed as a result of, or arising from, the consummation of the Contemplated Transactions.

(d) The Business can maintain present operational and activity levels and any planned expansion of operations and activity levels upon which financial projections provided to Buyer have been based without a material increase in capital or operating expenditures other than as proposed and described in reasonable detail in Seller’s budget for the current fiscal year, a copy of which has been previously provided to Buyer.

(e) Notwithstanding the foregoing, Buyer agrees and acknowledges with respect to those domain names set forth under the caption Inactive Domain Names on Schedule 2.2(e)(iii) (collectively, the “Inactive Domain Names”, Seller has not made, and does not make, and has expressly disclaimed, except as expressly set forth herein, any and all representations, warranties, and other statements, of every type and nature, about (a) the Inactive Domain Names, and (b) any liabilities that may be acquired or incurred as a result of Buyer’s purchase of such Inactive Domain Names, however, each of the Inactive Domain Names are registered in the name of Seller. The Inactive Domain Names are not a material part of the Business, and Buyer is acquiring Seller’s right, title, and interest in and to the Inactive Domain Names, except as expressly set forth herein, in an “AS IS, WHERE IS, WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN,” condition, with no recourse against the Seller, for the same. Buyer has been given a full, complete, and sufficient opportunity to conduct its own investigation and inspection of all matters, facts, conditions, or issues which might influence Buyer’s decision to purchase the Inactive Domain Names from Seller. Buyer further acknowledges that the AS-IS nature of the Inactive Domain Names has been taken into account in the establishment of the consideration being provided to Seller hereunder.

3.6 Tangible Personal Property.

(a) Schedule 3.6(a) lists each item or distinct group of equipment, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property used in the Business (the “Tangible Personal Property”).

(b) Schedule 3.6(b) sets forth a true and complete list of all leases and subleases for Tangible Personal Property and any and all ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates).

(c) Seller has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

3.7 No Undisclosed Liabilities. Except as set forth in Schedule 3.7 or as set forth on the Interim Balance Sheet, there are no Liabilities of the Business and there is no existing condition, situation, set of circumstances or basis therefor which could reasonably be expected to result in such a Liability.

3.8 Litigation. Except as disclosed in Schedule 3.8 (which, with respect to each Claim set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no, and in the past five (5) years there have not been any, Claims by or against Seller or any of its directors, officers, stockholders or employees, or affecting any of the Purchased Assets or the Business pending, before any Governmental Body (or, to the knowledge of Seller, threatened to be brought by or before any Governmental Body). None of the matters set forth in Schedule 3.8, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of any of the Contemplated Transactions.

3.9 Contracts.

(a) List of Contracts. Schedule 3.9(a) contains a complete and accurate list of all of the Contracts (and complete and accurate descriptions of the material terms of such Contracts to the extent such Contracts are oral) with respect to the Business.

(b) Status of Contracts. Except as set forth on Schedule 3.9(b):

(i) each Contract to which Seller is a party is a valid and binding agreement of Seller, enforceable against Seller, in accordance with its terms, and to Seller’s Knowledge, each Contract is a valid and binding agreement of the other parties thereto;

(ii) Seller has fulfilled all obligations required, pursuant to the Contracts to which Seller is a party, to have been performed by Seller and Seller has no reason to believe that it will not be able to fulfill, when due, all of its material obligations under such Contracts which remain to be performed after the date of this Agreement, if the Closing does not occur;

(iii) Seller is not in breach of or default under any Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any Lien thereunder or pursuant thereto;

(iv) there is no existing breach or default by any other party to any Contract to which Seller is a party, and, no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any Lien thereunder or pursuant thereto; and

(v) Seller is not restricted, by any Contract, from carrying on its Business anywhere in the world.

(c) Disclosure of Contracts. The mere delivery of a Contract (or its description on Schedule 3.9(a)) shall not constitute a disclosure by Seller or Shareholder of any item the specific disclosure of which is required pursuant to this Agreement.

(d) Copies of Contracts. Complete and accurate copies of these Contracts listed on Schedule 3.9(a) have been provided to Buyer.

3.10 Technology and Intellectual Property.

(a) Seller has Ownership and Licenses in the Business Intellectual Property. Except as set forth on Schedule 3.10(a), the Business Intellectual Property owned by Seller or licensed for use in the conduct of the Business is free and clear of all Liens. Except as set forth on Schedule 3.10(a), the conduct of the Business as currently conducted, does not, nor will the Business as proposed to be conducted, infringe the Intellectual Property of any other Person. Except as set forth on Schedule 3.10(a), Seller has not received any written notice alleging the infringement of the Intellectual Property of any other Person or challenging the validity or enforceability of any of the Business Intellectual Property, and, there are no Claims pending (or to Seller’s Knowledge threatened) against Seller or Shareholder with respect to any Intellectual Property. To Seller’s Knowledge, except as set forth on Schedule 3.10(a), as of the date of this Agreement no other person is infringing or violating any of the Business Intellectual Property. As of the date of this Agreement, Seller has not transferred any rights to the Business Intellectual Property to any other Person except as set forth in this Agreement.

(b) Seller Maintenance of the Business Intellectual Property. Except as set forth on Schedule 3.10(b)(i), Seller has maintained its confidential information and trade secrets in confidence, including entering into Contracts that require licensees, contractors and other third Persons with access to such confidential information and trade secrets to keep such confidential information and trade secrets confidential. All employees and consultants of Seller have entered into valid and binding agreements with Seller sufficient to vest title in Seller of all Business Intellectual Property created by such employees or consultants in the scope of their employment or consultancy, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.10(b)(ii), to the extent that any Business Intellectual Property has been developed or created by a third party, Seller has a written agreement with such third party with respect thereto and thereby either (i) obtained ownership of, and is the exclusive owner of, or (ii) obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work.

(c) Effect of Transaction on the Business Intellectual Property. The consummation of the Contemplated Transactions will not result in the loss of, or otherwise adversely affect, any ownership rights of Seller in the Business Intellectual Property or result in the breach or termination of any Contract to which Seller is a party respecting any of the Business Intellectual Property. Further, the consummation of the Contemplated Transactions will not trigger any provision of any Contract of Seller or Shareholder that purports to obligate Seller or Shareholder to (i) grant to any third party any rights or licenses with respect to Business Intellectual Property; or (ii) increase the royalties or other amounts payable for licenses to Business Intellectual Property in excess of that being paid by Seller prior to the Closing.

(d) Registered Intellectual Property. Schedule 3.10(d) sets forth a complete and correct list of all patents and registered Intellectual Property and all pending applications for registration or patent of Intellectual Property owned, filed or used exclusively by or on behalf of Seller. Seller has registered all Intellectual Property required to be registered with a registrar and has paid all fees due as a result of such registration in connection with the Intellectual Property.

(e) Business Systems. The computer systems, including the software, firmware, hardware, networks, interfaces, and related systems owned or used by Seller in the conduct of the Business (collectively, “Business Systems”) are materially sufficient for the Business as of the Closing. No source code for any Business System currently used or contemplated to be used or necessary to the operation of the Business has been delivered, contributed, licensed, or made available to any other Person (including any developer participating in any open source project) who is not, as of the date of this Agreement, an employee or consultant of Seller, and Seller has no duty (present, contingent or otherwise) to do the same.

(f) Personal Information. Seller is in material compliance with (i) all applicable Laws of any Governmental Body governing the collection, use or transfer of personal information, and (ii) Seller’s privacy policies or related policies, programs or other notices that concern Seller’s collection or use of personal information (collectively, the “Privacy Policies”). The consummation of the Contemplated Transactions and the transfer of the Purchased Assets hereunder will not result in a violation of the Privacy Policies.

(g) Intellectual Property Necessary to Operate Business. The Business Intellectual Property includes all of the Intellectual Property materially necessary to or used in the operation of the Business, and there are no other items of Intellectual Property that are material to the operation of the Business as currently conducted or as currently proposed to be conducted. The Owned Intellectual Property and, to Seller’s Knowledge, the Licensed Intellectual Property, are subsisting, valid and enforceable, and are not subject to any Claim of invalidity or unenforceability in whole or in part or is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Business Intellectual Property or impairing the validity or enforceability of such Business Intellectual Property.

3.11 Financial Information.

(a) Seller has delivered to Buyer true and complete copies of the financial statements of the Business (the “Financial Statements”). True and correct copies of the Financial Statements are attached as Schedule 3.11(a)(i). Except as set forth on Schedule 3.11(a)(ii), the Financial Statements (i) fairly present, subject to normal year-end adjustments and footnotes, in all material respects the financial condition and results of operations of the Business at and as of the date thereof and for the period covered thereby, and (ii) were compiled from books and records regularly maintained by management of Seller used to prepare the financial statements of Seller, subject to normal year-end adjustments and footnotes.

(b) Except as and to the extent reflected on the Financial Statements or on Schedule 3.11(b), Seller has no material Liabilities of a nature customarily reflected on a balance sheet other than Liabilities incurred since July 31, 2008, in the Ordinary Course of Business and consistent with past practice.

(c) The Financial Statements were prepared from and are consistent with the accounting records of the Business. Such accounting records, all of which have been made available to Buyer, are complete and correct, represent actual, bona fide transactions, and have been maintained generally in accordance with sound business practices. Seller has also made available to Buyer copies of all letters from Seller’s auditors to Seller’s board of directors or audit committee during the 36 months preceding the Effective Date relating to the Business, if any, together with copies of all responses thereto.

(d) Set forth in Schedule 3.11(c) is a true and complete list of all bank accounts used in the operation of the Business.

3.12 Events Subsequent to Date of Financial Statements. Since July 31, 2008, except as set forth on Schedule 3.12, the Business has been conducted in the Ordinary Course of Business and has not sustained any Material Adverse Effect nor, to Seller’s Knowledge, has there been any act or omission that, solely through the passage of time, would reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.12, since July 31, 2008 and until the date of this Agreement:

(a) Seller has carried on the Business in the Ordinary Course of Business in all material respects;

(b) Seller has not, except in the Ordinary Course of Business, sold, leased, transferred, or assigned any of the properties, rights or assets of Seller relating to the Business having a value in excess of $50,000 in the aggregate;

(c) Seller has not, except in the Ordinary Course of Business, entered into any Contract or agreed to any material modification, amendment or extension of any Contract requiring or likely to require payments to or from Seller in any one year of more than $50,000 in the aggregate;

(d) Seller has not incurred any Liabilities which in the aggregate are material to the Business, other than those Liabilities set forth in the Financial Statements;

(e) Seller has not increased the salary or other compensation payable or to become payable to any employee of the Business or made any declaration, payment, commitment, or obligation of any kind for the payment of additional salary or compensation to any such person other than consistent with past practices and not exceeding five percent (5%) of the salary and benefits paid in respect to such employees;

(f) No material asset of the Business has been destroyed, materially damaged, or lost, whether or not covered by insurance;

(g) Seller has not changed accounting methods or practices (including, without limitation, any change in depreciation or amortization methods, policies, or rate) relating to the Business or the Purchased Assets, except as required by GAAP or changes in GAAP;

(h) Seller has not waived or released any right or claim relating to the Business or cancelled any debts or claims relating to the Business, except in the Ordinary Course of Business;

(i) Seller has not mortgaged, pledged, or, subjected to Lien, charge, or other encumbrance (other than a Permitted Lien), any of the Purchased Assets;

(j) Seller has not issued or sold any shares of capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of Seller;

(k) Seller has not made any changes in the methods of operations of the Business, including practices and policies relating to manufacturing, purchasing, paying, inventories, Accounts Receivable, marketing, selling, pricing, billing or collecting and has not engaged in (i) any practice which would have the effect of accelerating to pre-Closing Date periods collections of Accounts Receivable that would otherwise be expected (based on past practice) to be made in post-Closing periods, (ii) any practice that would have the effect of postponing to post-Closing periods payments by Seller or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Closing Date periods or (iii) any other promotional sales, discount activity or deferred revenue activity, in each case in this clause (iv) in a manner outside the Ordinary Course of Business or inconsistent with past practice or contrary to generally accepted industry practices;

(l) Seller has not made, revoked or changed any Tax election or method of Tax accounting, or settled or compromised any liability with respect to Taxes of Seller;

(m) Seller has not made any loan to, guaranteed any Indebtedness of or otherwise became liable for any Indebtedness on behalf of, any Person;

(n) Seller has not entered into any agreement, arrangement or transaction with any of its Affiliates, directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(o) Seller has not terminated, discontinued, closed or disposed of any facility or other business operation, or laid off any employees or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Code or announced or planned any such action or program for the future;

(p) Seller has not disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application related thereto) to which, or under which, Seller has any right, title, interest or license, except such disclosure that individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect.

(q) Seller has not failed to maintain the property and equipment of the Business in good repair and operating condition, ordinary wear and tear excepted;

(r) Seller has not suffered any casualty loss or damage with respect to any of the Purchased Assets that in the aggregate have a replacement cost of more than $50,000, whether or not such loss or damage shall have been covered by insurance;

(s) Seller has not amended or restated the Articles of Incorporation or the Bylaws of Seller;

(t) Seller has not (i) abandoned, sold, assigned, or granted any security interest in or to any item of the Business Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, required of Seller or its Affiliates in order to maintain and protect Seller’s interest in such Intellectual Property, (ii) granted to any third party any license with respect to any Business Intellectual Property, (iii) developed, created or invented any Intellectual Property jointly with any third party, except as set forth on Schedule 3.12 or (iv) disclosed, or allowed to be disclosed, any confidential Business Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting the confidentiality thereof;

(u) Seller has not experienced or otherwise been subject to any change, event, condition or set of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; and

(v) Other than pursuant to the terms of this Agreement, Seller has not committed to do any of the foregoing.

3.13 Compliance with Laws.

(a) No Violations. Seller is not in violation of, has not violated, any applicable provisions of any Laws of any Governmental Body, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and to Seller’s Knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law applicable to the Purchased Assets or the conduct of the Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to have, a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby.

(b) Permits. Schedule 3.13(b) correctly describes each Permit material to the Business, together with the name of the Governmental Body issuing such Permit. Such Permits are valid and in full force and effect and, assuming the related Required Consents have been obtained prior to the Closing Date, are transferable by Seller and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

(c) No Defaults. Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default by Seller under, any judgment, order or injunction of any Governmental Body or arbitrator.

3.14 [RESERVED].

3.15 Customers. Listed in Schedule 3.15 are the names and addresses of all of Seller’s material Customers (by revenue) of the Business for the fiscal year ended December 31, 2008 and for the eight (8) months ended August 31, 2008, which represents substantially all of Seller’s revenue for each period (each such Customer, a “Key Customer”). Seller has not received any notice, and does not have any reason to believe that any Key Customer of the Business (a) has ceased, or intends to cease, to use the products, goods or services of Seller or has substantially reduced, or intends to substantially reduce, the use of such products, goods or services at any time or (b) will not transact business with Buyer at any time after the Closing on terms and conditions (including pricing, payment and other economic terms) that are substantially equivalent to the terms and conditions on which that customer currently transacts business with Seller. Except as set forth in Schedule 3.15, Seller has not agreed or committed to any discount, price reduction or price concession, commission, fee (including any syndication fee), or other adjustment with or for any Customer of Seller or in respect of any revenue generated from any such Customer.

3.16 Subsidiaries or Other Interests. There are no other corporations, partnerships, joint ventures, associations or other entities in which Seller owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire any of the same. Seller is not a member of (nor is any part of the Business conducted through) any partnership nor is Seller a participant in any joint venture or similar arrangement.

3.17 Brokers. No broker, investment banker, financial advisor or other person, other than Founders, the fees and expenses of which will be paid by Seller, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

3.18 Real Property.

(a) Seller does not own, and nor any of its predecessors has ever owned, any interest in any real property. Schedule 3.18 completely and accurately describes all leases and subleases of real property (the “Leases”) used by or held for use by Seller in connection with the Business (the “Leased Real Property”).

(b) The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by Seller or, to Seller’s Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by Seller or, to Seller’s Knowledge, by any other Person.

(c) No lessor under the Leases has any Liens on, or claim to, any of the Tangible Personal Property located at the Leased Real Property except as provided under applicable Law.

(d) The Leased Real Property comprise all real property or leased by Seller or otherwise used or held for use in connection with the conduct of the Business as heretofore conducted.

3.19 Customer Information. Schedule 3.19 sets forth the complete and accurate count and list of the name, address, telephone numbers and email address for each Key Customer and, at Closing, and Seller shall provide (in electronic format to the extent so available), complete and accurate Customer Information held by Seller or its Affiliates, including any and all marketing codes.

3.20 Employee Benefit Matters. There are no “employee benefit plans” as defined in §3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or which may have been terminated within the last 36 months including any Contract related thereto (“Employee Plans”). Seller is not a party to any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA). There are no bonus, unit option, unit purchase, restricted unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether formal or informal, whether or not in writing, to which Seller is a party, with respect to which Seller has any obligation or that are maintained, contributed to or sponsored by Seller for the benefit of any current or former employee, officer or director of Seller. There are no contracts, arrangements or understandings between Seller and any employee of Seller, including any contracts, arrangements or understandings relating to the sale of the Business (collectively, “Plans”).

3.21 Taxes.

(a) General. Except as expressly disclosed in Schedule 3.21(a):

(i) There are no Liens for Taxes upon the Purchased Assets, and to the Knowledge of Seller, there is no basis for assertion of any claims of Liens attributable to Taxes which, if adversely determined, would result in Liability to Buyer or in a Lien on the Purchased Assets;

(ii) No portion of the Purchase Price is subject to withholding in respect of any U.S. federal income taxes (including in respect of U.S. federal income taxes under the applicable provisions of the Foreign Investment in Real Property Tax Act under Sections 897 and 1445 of the Code) or any Transfer Taxes;

(iii) No Governmental Body to which Taxes have not been paid by Seller has asserted a claim for Taxes for any Tax period (or portion thereof) ending before the Effective Date;

(iv) Seller has timely paid or shall pay all Taxes owed by Seller, and all interest and penalties due thereon and payable by it, for any Tax period (or portion thereof) ending before the Effective Date (other than to the extent an Assumed Liability), the non-payment of which would result in a Lien on any Purchased Assets, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefore.

(v) Seller has filed or caused to be filed on a timely basis all Tax Returns, or extensions thereof with respect to Taxes that are or were required to be filed pursuant to applicable Laws for all periods ending prior to the Effective Date. All Tax Returns filed by Seller are materially true, correct and complete; and

(vi) Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Buyer may be liable or that would result in a Lien on the Purchased Assets.

(b) Withholding Taxes. Seller has deducted, withheld or collected all Taxes that Seller was or is required to have deducted, withheld or collected by applicable Laws, and same have been paid to the proper Governmental Body to the extent payment was required.

(c) Tax Jurisdiction. Schedule 3.21(c) contains a list of those jurisdictions in which Seller has paid Tax to a Governmental Body with respect to its 2006 and 2007 taxable years.

3.22 Labor Matters.

(a) Payment of Wages. Seller has paid in full to all its employees, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees as of the date hereof;

(b) No Wages Claims. There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Body with respect to any Persons currently or formerly employed by Seller in the Business;

(c) No Consent Decree. Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices;

(d) No Violation of Safety Standards. There is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or threatened with respect to Seller; and

3.23 Employees. Other than the Shareholder, Seller has no employees.

3.24 Certain Interests. Except as expressly disclosed in Schedule 3.24,

(a) no Affiliate of any officer, director, stockholder or employee of Seller and no relative or spouse (or relative of such spouse) of any such Affiliate, officer, director, stockholder or employee:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of Seller; provided, however, that the ownership of securities representing no more than 1% percent of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property, including the Business Intellectual Property, that Seller uses, holds for use, has used, or intends to use in the operation of the Business; or

(iii) has outstanding any Indebtedness to Seller.

(b) Seller does not have any Liability to any Affiliate of any officer, director, stockholder or employee of Seller or to any relative or spouse (or relative of such spouse) of any such Affiliate, officer, director, stockholder or employee.

3.25 Seller Ownership Information. Shareholder is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Seller (collectively, the “Shares”), all of which are validly issued, fully paid and non-assessable. None of the Shares was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the shares of capital stock of Seller or obligating Seller or any of its Affiliates to issue or sell any shares of capital stock, or any other equity interest in, Seller.

3.26 No Traffic Manipulation. Seller has not, directly or through another Person, generated traffic or clicks to any Domain Name or Web site linked to such Domain Name using “robot” programs, “spider” programs, macro programs, Internet agents, or any other automated means, or generated traffic or clicks to any Domain Name or Web site linked to such Domain Name using human end users acting either on the instructions of Seller or any officer, director, stockholder, employee or other Affiliate of Seller.

3.27 Affiliate Transactions. Other than as described on Schedule 3.27, no Insider (a) is or was a party to any Contract or transaction with Seller or which pertains to the Business (other than in such Insider’s capacity as an employee, stockholder or director of Seller), or (b) has any interest in any Purchased Asset, other than indirectly, as a shareholder of Seller.

3.28 Certain Business Practices. Neither Seller nor any of its directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business, (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Body, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction, or (c) made any payment to any customer or supplier of Seller or any officer, director, partner, employee or agent of any such customer or supplier for the unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

3.29 Other Information. None of this Agreement, the Ancillary Agreements and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The business projections and information relating to Seller delivered to Buyer have been prepared in good faith based on assumptions that are reasonable, and no facts or information that would lead Seller to believe that such projections are incorrect or misleading in any material respect.

3.30 Confidentiality Agreements. Schedule 3.30 sets forth (a) each Contract under which Seller has disclosed any material confidential information, (b) each Contract under which Seller has received any material confidential information from a third-party, and (c) each Contract under which Seller has received from and disclosed to a third-party any material confidential information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and Shareholder that:

4.1 Organization and Existence. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.2 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements and the consummation by Buyer of the Contemplated Transactions are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable in accordance with its terms.

4.3 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements require no action by or in respect of, or filing with, any Governmental Body.

4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the Contemplated Transactions do not and will not (i) contravene or conflict with the Amended and Restated Bylaws and Amended and Restated Articles of Incorporation of Buyer or (ii) contravene or conflict with any provision of any Law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

4.5 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

ARTICLE V

COVENANTS

5.1 Non-Competition; Non-Solicitation.

(a) Non-Competition. As a material inducement for Buyer entering into the Contemplated Transactions, Seller and Shareholder hereby covenant and agree that during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), neither Seller nor Shareholder nor their respective Affiliates (including any company or other entity controlled by Seller or Shareholder (whether currently existing or hereafter acquired or formed)) shall, directly or indirectly, in any capacity, render services to, or engage or have a financial interest in, any activity that shall be competitive with those business activities that constitute part of the Business, or the Business as operated by Buyer after the Closing or any other business of Buyer or any of its Affiliates anywhere in the world (the “Restricted Business”), nor shall Seller or Shareholder assist any Person in such activity. Nothing contained herein shall prohibit or restrict Seller, or Shareholder, or any of their respective Affiliates from, at any time, owning or acquiring capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange, provided that such investment does not exceed two percent (2%) in the aggregate of the capital stock of such public corporation.

(b) Non-Solicitation; Non-Disparagement. As a material inducement for Buyer entering into the Contemplated Transactions, Seller and Shareholder hereby covenant and agree that during the Restricted Period, neither Seller nor Shareholder nor their respective Affiliates (including any company or other entity controlled by Seller or Shareholder (whether currently existing or hereafter acquired or formed)) shall, directly or indirectly, in any capacity, (i) solicit or induce, or attempt to solicit or induce, any natural person who accepts employment with Buyer to leave the employ of Buyer or any of its Affiliates for any reason whatsoever, (ii) hire or employ any natural person who accepts employment with Buyer, (iii) without the prior written consent of Buyer, employ any Person who does not accept employment with Buyer; (iv) solicit or induce, or attempt to solicit or induce, any customer of the Business to purchase any goods or products similar to those sold, marketed or licensed by the Business or Buyer (v) otherwise impede or interfere in any way with any customer relationship of any of the Business, Buyer or any of their respective Affiliates or (vi) disparage Buyer or its Affiliates in any way, other than in connection with a dispute between the Parties; provided, however, that Seller will not be deemed to have violated this clause merely as a result of publishing an employment solicitation of general circulation.

(c) Seller and Shareholder acknowledges that the covenants contained in Section 5.1(a) and Section 5.1(b) of this Agreement are of a special, unique, unusual and extraordinary character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law, and that, in the event there is a breach thereof by Seller, Shareholder or any of their respective Affiliates, Buyer will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, Buyer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Seller, Shareholder or any of their respective Affiliates, or any company or other entity controlled by Seller, from committing any act in breach of any covenant contained in Section 5.1(a) and Section 5.1(b) of this Agreement. If Buyer is obliged to resort to the courts for the enforcement of any of the covenants contained in Section 5.1(a) and Section 5.1(b), each such covenant shall be extended for a period of time equal to the period of such breach, if any, which extension shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant.

(d) If, at the time of enforcement of this Section 5.1, a court shall hold that the duration, scope or area restrictions stated in this Agreement are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained in this Agreement to cover the maximum period, scope and area permitted by Law.

(e) Disparagement. During the Restricted Period, Buyer shall not disparage Seller or Shareholder in any way, other than in connection with a dispute between the parties.

5.2 Confidentiality.

(a) From and after the Closing Date, Seller and Shareholder shall, and shall use their best efforts to cause their respective Affiliates to, maintain the confidentiality of, and Seller and Shareholder shall not use for the benefit of themselves or others any confidential information concerning the Business, Buyer, the Purchased Assets or the Assumed Liabilities.

(b) Seller and Shareholder agree not to divulge, communicate, use to the detriment of Buyer or any of its Affiliates, for Seller’s or any of their respective Affiliates’ benefit or the benefit of any other person, firm, corporation, association or other entity, or misuse in any way, in whole or in part, any confidential information, including, without limitation, trade secrets related to the Business or the Purchased Assets or SEO Methods, as they may exist from time to time.

(c) Seller and Shareholder acknowledge that the list of the Customers of the Business or SEO Methods, as it may exist from time to time and the Business’s proprietary information, including, without limitation, its trade secrets, are valuable, special and unique assets of the Business and are “confidential information.”

(d) In the event that Seller or Shareholder is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena or similar process to disclose any confidential information, Seller or Shareholder, as applicable, will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order. If, in the absence of a protective order, Seller or Shareholder is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, Seller or Shareholder, as applicable, may disclose the confidential information to the tribunal; provided, however, that Seller or Shareholder, as applicable, shall use it or his best efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as Buyer shall designate.

(e) Sections 5.2(a)-(d) shall not apply to any confidential information that: (i) is generally available to the public immediately prior to the time of disclosure unless such confidential information is so available due to the actions of Seller or Shareholder or any of their Affiliates in violation of this Section 5.2, or (ii) later is lawfully acquired by Seller or such Shareholder on a nonconfidential basis from sources other than Buyer or its Affiliates, which sources, upon reasonable inquiry, owe no duty of confidentiality to Buyer or its Affiliates; provided, that Seller or Shareholder may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the Contemplated Transactions, so long as such persons are informed by Seller or such Shareholder, as applicable, of the confidential nature of such information and are directed by Seller or such Shareholder to treat such information confidentially in accordance with this Agreement. Seller and Shareholder shall be jointly and severally responsible for any breach of Section 5.2 resulting from actions or inactions of each of them or any of the officers, directors, employees, accountants, counsel, consultants, advisors and agents.

5.3 Trademarks; Trade Names. Upon the Closing Date, Seller shall eliminate its use of all the Business Intellectual Property, including, without limitation, use of all the trademarks, trade names, service marks and service names used in the Business, including marks or names confusingly similar to the foregoing, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other Contracts and business documents, and none of Seller or Shareholder shall contest the ownership or validity of any rights of Buyer in or to such Business Intellectual Property. Promptly following Closing, Seller shall change the corporate name of Seller so as to bear no resemblance to, or to be confusingly similar with, the current name of Seller.

5.4 Seller and Shareholder Shall Not Register Similar Domain Names. Shareholder, Seller and each of their Affiliates shall not transfer or attempt to transfer any rights in the Domain Names to any other Person except as set forth in this Agreement, and Shareholder, Seller and each of their Affiliates shall not, and shall use commercially reasonable efforts to cause their respective officers, directors, and employees (directly, indirectly or through its consultants, advisors and agents) to not, under any circumstances, register, or otherwise directly or indirectly obtain the use of, or control over, any domain name(s) which use or contains the words “bank,” “rate” or any combination thereof or any domain name(s) deemed to be cybersquatting or typosquatting any of Buyer’s or its Affiliates any domain names or direct Internet traffic away from the Domain Names.

5.5 Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, in consideration of the transactions contemplated in this Agreement, Shareholder shall, and agrees to take all necessary steps to, transfer, assign and deliver to Buyer all of his right, title and interest in any asset, right, property and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Shareholder which was not transferred pursuant to Section 2.2 of this Agreement, other than the Excluded Assets. The Parties each agree to execute and deliver such other documents, certificates, agreements, other writings and to take such other actions as may be deemed reasonably necessary or desirable by any Party in order to consummate or implement expeditiously the Contemplated Transactions and to vest in Buyer good and marketable title to the Purchased Assets. Any such actions required of Seller or Shareholder after Closing shall be at the expense of Buyer in terms of any out of pocket costs and expenses, unless such required actions are as a result of a breach by Seller or Shareholder of representations and warranties or covenants contained in this Agreement or the Ancillary Agreements.

5.6 Power of Attorney. Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (a) to collect for the account of Buyer any items of Purchased Assets and (b) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

5.7 Certain Filings. The Parties shall cooperate with each other (i) in determining whether any action by or in respect of, or filing with, any Governmental Body is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the Contemplated Transactions and the Ancillary Agreements and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

5.8 Public Announcements. Seller and Shareholder shall consult with Buyer before issuing any press release or making any public statement with respect to this Agreement or the Contemplated Transactions and, except as may be required by applicable Law, will not issue nor permit any of their respective directors, officers, employees, agents, other representatives or Affiliates to make any such press release or make any such public statement prior to such consultation and Buyer’s approval.

5.9 Tax Covenants.

(a) Buyer and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and cooperation and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any Governmental Body, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.9(a).

(b) All Property Taxes levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period, equitably adjusted if necessary to reflect changes in taxable assets as between the Pre-Closing Period and Post-Closing Period or portions thereof. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period and Buyer shall be liable for such proportionate amount of such Taxes that are attributable to the Post-Closing Tax Period. Within ninety (90) days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.9(b) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed. Such amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for Property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate Governmental Body; provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.9(b), the other party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within ten (10) days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

(c) Any and all transfer, documentary, sales, use, stamp, or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto (collectively, the “Transfer Taxes”) shall be borne and paid by Seller. Seller shall promptly reimburse Buyer for any such amounts paid by Buyer.

(d) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Business or the Purchased Assets shall be made after the Effective Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(e) Buyer and Seller agree to file all Tax Returns consistent with the Allocation Statement and Buyer and Seller shall not make any inconsistent written statements in any Tax work papers or take any inconsistent position on any Tax Return, in any refund claim, during the course of any IRS audit or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise. Each Party shall notify the other Party if it receives notice that the IRS or other Governmental Body proposes any allocation different than that set forth in the Allocation Statement. Except as otherwise required by Law, Buyer and Seller also agree to cooperate fully in connection with the filing of consistent Forms 8594, including any supplemental statements or subsequent amendments filed with respect thereto as a result of any payments made under Section 2.8 or otherwise. Buyer and Seller shall cooperate fully in connection with the appropriate Tax reporting and Tax characterization of any earn-out payments to be made under Section 2.8, including, but not limited to, specifically allocating any such payments when made to Seller’s Class VII assets (goodwill and going-concern value) in accordance with the Allocation Statement, and imputing an appropriate amount of interest in connection with any such payments under Sections 483 and 1274 or other applicable provisions of the Code or similar provisions of state and local law.

ARTICLE VI

EMPLOYEE MATTERS

6.1 Seller Shall Pay Employee Benefits. Seller shall pay all wages, salaries, commissions, bonuses, incentives and the cost of all fringe benefits provided to each employee of Seller that have become due or in the future will be due for work performed prior to the Closing Date, and shall collect and pay all Taxes in respect of those wages, salaries, commissions, bonuses, incentives and benefits. Buyer is not assuming, and shall not have any Liabilities in connection with or relating to, any of Seller’s former employees, employee benefit plans (including the Plans, as defined in Section 3.20), employee insurance policies, severance or other termination obligations, including obligations under the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws, or other employment related matters (all of which will be deemed to constitute Excluded Liabilities).

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1 Survival.

(a) Except as expressly provided in this Section 7.1, the representations and warranties of Buyer, Seller and Shareholder contained in this Agreement or in any Ancillary Agreement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive for a period of one eighteen (18) months after the Closing and shall terminate on such date, except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case, such representation or warranty shall survive until the resolution of such claim:

(i) the representations and warranties contained in Section 3.10 (Technology and Intellectual Property) shall survive for a period of three (3) years after the Closing;

(ii) the representations and warranties contained in Section 3.1 (Corporate Existence and Power), Section 3.2(a) (Authorization), Section 3.5 (Assets), and Section 3.25 (Seller Ownership Information) shall survive forever;

(iii) the representations and warranties contained in Section 3.17 (Brokers), Section 3.20 (Employee Benefit Matters), Section 3.21 (Taxes), shall survive until sixty (60) days after the expiration of the last applicable statute of limitations with respect to the matters contained therein, such representations in Sections 7.1(a)(i), (a)(ii) and (a)(iii) shall be referred to as the “Seller Material Representations;”

(iv) the representations and warranties contained in Section 4.1 (Organization and Existence) and Section 4.2 (Corporate Authorization) shall survive forever; and

(v) the representations and warranties contained in Section 4.5 (Brokers) shall survive until sixty (60) days after the expiration of the last applicable statute of limitations with respect to the matters contained therein.

(b) The covenants and agreements of Buyer, Seller and Shareholder contained in this Agreement or in any Ancillary Agreements delivered pursuant hereto or thereto or in connection herewith or therewith shall survive until fully discharged and performed and all Liability of such Party with respect to such covenants shall thereupon be extinguished.

(c) All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

7.2 Indemnification.

(a) Buyer shall indemnify Seller and Shareholder against and shall hold Seller, its shareholders, officers, directors, employees, agents and attorneys, and Affiliates of each of the foregoing and Shareholder harmless from any and all Damages incurred or suffered by Seller or Shareholder arising out of:

(i) any breach by Buyer of any representation or warranty set forth in this Agreement or in any Ancillary Agreements delivered pursuant hereto or thereto or in connection herewith or therewith, delivered by Buyer in connection with the Closing;

(ii) any Assumed Liability;

(iii) any failure by Buyer to perform any covenant or obligation of Buyer set forth in this Agreement or in any Ancillary Agreements delivered pursuant hereto or thereto or in connection herewith or therewith, delivered by Buyer in connection with the Closing; or

(iv) Buyer’s operation of the Business after the Closing Date (except to the extent an Excluded Liability).

(b) After Closing, Seller and Shareholder, jointly and severally, shall indemnify Buyer and its shareholders, officers, directors, employees, agents and attorneys, and Affiliates of each of the foregoing (the “Buyer Group”) against and shall hold each of the Buyer Group harmless from any and all Damages incurred or suffered by the Buyer Group arising out of:

(i) any breach by Seller or Shareholder of any representation or warranty, other than the Material Representations, set forth in this Agreement or Ancillary Agreements or any closing certificate delivered by Seller or Shareholder in connection with the Closing;

(ii) any breach by Seller or Shareholder of any Material Representations;

(iii) any Excluded Liability;

(iv) any failure by Seller or Shareholder to perform any covenant or obligation of Seller or Shareholder set forth in this Agreement or in any Ancillary Agreements delivered by Seller or Shareholder;

(v) any violation of or Liability under any applicable “bulk sales,” “bulk transfer” or similar Law in connection with the transfer of the Purchased Assets; or

(vi) Seller’s operation of the Business prior to the Closing Date (except to the extent an Assumed Liability).

7.3 Limitations on Indemnification Obligations.

(a) Seller’s and Shareholders’ Maximum Aggregate Liability.

(i) Seller’s and Shareholder’s maximum aggregate liability taken together under Section 7.2(b)(i) shall not exceed One Million Dollars ($1,000,000), except that this limitation shall not apply to indemnification claims for Damages incurred by any of the Buyer Group (A) arising out of fraud, (B) willful misconduct, (C) intentional misrepresentation, or (D) criminal acts. Seller’s and Shareholder’s maximum aggregate liability taken together under Section 7.2(b)(ii) shall not exceed the Total Purchase Price, except that this limitation shall not apply to indemnification claims for Damages incurred by any of the Buyer Group (1) arising out of fraud, (2) willful misconduct, (3) intentional misrepresentation or (4) criminal acts.

(ii) Without limiting the effect of any of the other limitations set forth herein, the Buyer Group shall not be entitled to any indemnification payment pursuant to Section 7.2(b)(i) or Section 7.2(b)(ii), except to the extent that the cumulative amount of the Damages actually incurred by any of the Buyer Group exceeds Three Hundred Fifty Thousand Dollars ($350,000) (“Threshold Amount”), at which time the Buyer Group shall be entitled to recover the amount of the Damages exceeding the Threshold Amount and actually incurred by the Buyer Group as a result of all such breaches of such representations and warranties under Section 7.2(b)(i) and Section 7.2(b)(ii). The Threshold Amount shall not apply to Claims (A) arising out of fraud, (B) willful misconduct, (C) intentional misrepresentation, (D) criminal acts, (E) breaches of Section Error! Reference source not found. or (F) breaches of Section 3.21.

(iii) Any and all claims for indemnification against Seller or any Shareholder pursuant to the terms of ARTICLE VII, including indemnification payments required to be made to the Buyer Group hereunder, shall be made first from the then-remaining balance of the Escrow Fund held by the Escrow Agent under the Escrow Agreement to the extent such claim does not exceed the amount of the then remaining balance of the Escrow Fund or the remaining balance not subject to a pending indemnification claim pursuant to the terms of ARTICLE VII. Further, Buyer shall have the option, but not the obligation, to make a claim against the remaining balance of the Escrow Fund.

(b) Buyer’s Maximum Aggregate Liability. Buyer’s maximum aggregate Liability for any claim by Seller or the Shareholders under Section 7.2(a)(i) shall not exceed the sum of (i) the unpaid portion of the Purchase Price, if any; (ii) to the extent not delivered to the Escrow Agent at the Closing pursuant to the last sentence of Section 2.1(c), the undelivered portion of the Escrow Deposit, if any; and (iii) the earned but unpaid portion of the Earn-Out Payment payable pursuant to the terms of this Agreement. The limitations in the preceding sentence shall not apply to (A) fraud, (B) willful misconduct, (C) intentional misrepresentation, or (D) criminal acts.

7.4 Indemnification Procedures.

(a) Submitting Claims. Any party seeking indemnification for Damages pursuant to this ARTICLE VII (an “Indemnified Party”) shall deliver a certificate (an “Indemnification Claim Certificate”) to the party obligated to provide such indemnification (the “Indemnifying Party”) stating that such Indemnified Party has actually sustained, suffered or incurred, or reasonably anticipates that it will have to actually sustain, suffer or incur, Damages and specifying in reasonable detail the individual Damages included in the amount so stated, the date each such Damages were actually sustained, suffered or incurred, or the basis for such anticipated Damages.

(b) Indemnification Objection. The Indemnifying Party may object to such claim for indemnification, by written notice to the Indemnified Party (an “Indemnification Objection”) specifying in reasonable detail the basis for the Indemnifying Party’s objection, within twenty (20) Business Days following receipt by the Indemnifying Party of the Indemnification Claim Certificate regarding such claim for indemnification.

(c) Acknowledgment of Claims. If the Indemnifying Party does not deliver a Indemnification Objection to the Indemnified Party pursuant to Section 7.4(b), then the Indemnifying Party shall be deemed to have acknowledged its responsibility for the Damages specified in such Indemnification Claim

Certificate and pursuant to ARTICLE VII, shall promptly pay (or consent to payment of funds from the Escrow Fund if funds remain therein) to the Indemnified Party the specified amount set forth in such Indemnification Claim Certificate in respect of the Damages specified therein.

(d) Objection to Claims. If the Indemnifying Party shall deliver a Indemnification Objection to the Indemnified Party pursuant to Section 7.4(b), then, before any Party may take any legal enforcement action, the Indemnified Party and the Indemnifying Party shall first attempt to negotiate in good faith a written resolution of such disputed claim within a period not to exceed fifteen (15) Business Days from the date of delivery of such Indemnification Objection to the Indemnified Party. Such negotiations shall be conducted by officers of each of the Indemnifying Party and the Indemnified Party who have authorization to resolve such disputed claim.

(e) Third-Party Claims.

(i) Promptly (but in no event later than fifteen (15) Business Days) after receipt by the Indemnified Party of notice of any third party claim in respect of which the Indemnified Party reasonably believes it is likely to be entitled to receive indemnification from the Indemnifying Party pursuant hereto (each, a “Third Party Claim”), the Indemnified Party shall give notice thereof in writing to the Indemnifying Party, stating the information then available regarding the amount and nature of such claim; provided, however, that the failure to give such prompt notice shall not affect the rights of the Indemnified Party to receive indemnification for Damages in respect thereof pursuant to this Agreement unless and only to the extent that the Indemnifying Party shall have been materially prejudiced by the Indemnified Party’s failure to deliver such prompt notice.

(ii) The Indemnified Party shall have the right, exercisable upon written notice to the Indemnifying Party in conjunction with the notice contemplated by Section 7.4(e)(i) hereof, to defend, contest, protest, settle, compromise and otherwise control the resolution of any Third Party Claim contemplated by Section 7.4(e)(i) hereof; provided, however, that (A) the Indemnifying Party shall have the right pursuant to a joint defense agreement, at its own cost and expense and with counsel of its own choice, to participate in the defense, settlement or compromise of such Third Party Claim, (B) the Indemnifying Party shall have the right, at its own cost and expense and with counsel of its own choice, to consult with the Indemnified Party and its counsel or other representatives concerning such Third Party Claim, (C) the Indemnified Party shall keep the Indemnifying Party informed of the status of the defense of such Third Party Claim and furnish the Indemnifying Party with all documents, instruments and information that the Indemnifying Party shall reasonably request in connection therewith and (D) except with the prior written consent of the Indemnifying Party, no settlement (and no provision of any settlement agreement) or compromise of any such Third Party Claim with a Third Party Claimant shall be determinative, in and of itself, of the amount of Damages sustained, suffered or incurred by the Indemnified Party in respect of such Third Party Claim.

(iii) If there is a Third Party Claim that, if adversely determined would give rise to a right of indemnification for Damages under this ARTICLE VII, then any amounts incurred, paid or accrued in defense or settlement of such Third-Party Claim, regardless of the outcome of such Third Party Claim, shall be deemed to be Damages that were actually sustained, suffered or incurred by the Indemnified Party for purposes of the indemnification obligations of the Indemnifying Party set forth in this ARTICLE VII. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or in any Ancillary Agreement, in the event that any Third Party Claim is settled by the Indemnified Party without the prior written consent of the Indemnifying Party, any amount incurred, paid or accrued by the Indemnified Party in settlement of such Third Party Claim shall be the Damages presumptively sustained, suffered or incurred by the Indemnified Party in respect of such Third Party Claim for purposes of the indemnification obligations of the Indemnifying Party under this ARTICLE VII in respect of such Third Party Claim, unless the Indemnifying Party shall demonstrate by a preponderance of the evidence that (A) the amount incurred, paid or accrued by the Indemnified Party in settlement of such Third Party Claim was unreasonably excessive and (B) the Indemnified Party settled such Third Party Claim other than in good faith, in which event (1) any amounts incurred, paid or accrued in defense of such Third Party Claim and (2) any amounts incurred, paid or accrued in settlement of such Third Party Claim that are not unreasonably excessive, shall be deemed to be Damages that were actually sustained, suffered or incurred by the Indemnified Party in respect of such Third Party Claim for purposes of the indemnification obligations of the Indemnifying Party under in this ARTICLE VII.

7.5 Determination of Damages and Amount. For purposes of determining whether any Damages have occurred, or the amount of any such Damages, the representations, warranties, covenants and agreements of the parties set forth in this Agreement and the other Ancillary Documents will be considered, without regard to any materiality qualification set forth herein.

7.6 Exclusive Remedy. From and after the Closing, except for Damages based on fraud, intentional misrepresentation, willful misconduct and criminal acts, or for breaches of ARTICLE V, the provisions of this ARTICLE VII shall be the sole and exclusive remedy for Damages for the breach of, or noncompliance with, any representation, warranty or covenant in this Agreement or in any Ancillary Agreements, or for any other matter or claim for which indemnification is available pursuant to the terms of this ARTICLE VII.

7.7 Payment or Reimbursement of Damages. Payment or reimbursement for Damages incurred by an Indemnified Party shall be made by or on behalf of the Indemnifying Party within ten (10) Business Days of the final resolution of any related Indemnification Objection according to the terms of this Agreement.

7.8 Adjustment to Purchase Price. All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

if to Buyer, to:	with a copy to: (which shall not constitute notice)

Thomas Evans Bankrate, Inc. 477 Madison Avenue Suite 430 New York, NY 10022 Facsimile: 917-368-8611	David Bates, Esq. Gunster, Yoakley & Stewart, P.A. 777 South Flagler Drive Suite 500, East Tower West Palm Beach, FL 33401 Facsimile: 561-655-5677

if to Seller, to:	with a copy to: (which shall not constitute notice)

Johns Wu Blackshore Properties, Inc. 2275 Huntington Drive #255 San Marino, CA 91108 Facsimile: 310-881-1105	Jonathan M. Gordon, Esq. Alston & Bird LLP 333 South Hope Street, 16th Floor Los Angeles, CA 90071 Facsimile: 212-576-1100

if to Shareholder, to:	with a copy to: (which shall not constitute notice)

Johns Wu c/o Blackshore Properties, Inc. 2275 Huntington Drive #255 San Marino, CA 91108 Facsimile: 310-881-1105	Jonathan M. Gordon, Esq. Alston & Bird LLP 333 South Hope Street, 16th Floor Los Angeles, CA 90071 Facsimile: 212-576-1100

8.2 Amendments. Any provision of this Agreement may be amended if such amendment is in writing and signed by Seller, Buyer and Shareholder. Any provision of this Agreement may be waived by the Parties if the waiver is in writing and signed by the Party to be bound.

8.3 No Waivers. No failure or delay by the Parties in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.4 Expenses. Subject to ARTICLE VII and Section 8.16, all costs and expenses, including, but not limited to, attorneys, accountants, investment bankers and other advisors, incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective heirs, successors and permitted assigns.

8.6 Governing Law. This Agreement and the Ancillary Agreements shall be construed in accordance with and governed by the Law of the State of Florida, without regard to the conflicts of law rules of such state.

8.7 Counterparts; Facsimile; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. This Agreement shall become effective when each Party to this Agreement shall have received a counterpart of this Agreement signed by the other Parties to this Agreement. This Agreement may be executed by facsimile signatures.

8.8 Bulk Sales Laws. The Parties hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state, provided, however, such waiver does not alter Seller’s or Shareholder’s indemnification obligations pursuant to the terms herein.

8.9 Captions. The captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

8.10 Jurisdiction and Venue. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of New York in New York City, New York or the United States District Court located in New York City, New York. Each Party consents to the jurisdiction of such New York court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such New York court. Service of any court paper may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

8.11 No Construction Against Draftsmen. The Parties acknowledge that this is a negotiated agreement, and that in no event shall the terms of this Agreement be construed against any Party on the basis that such Party, or its counsel, drafted this Agreement.

8.12 No Third Party Rights. This Agreement, including the Disclosure Schedule, the exhibits hereto, the documents and instruments relating to the Contemplated Transactions referred to herein and the Ancillary Agreements (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) shall not confer upon any Person other than the Parties any rights, benefits or remedies hereunder. Without limiting the generality of the foregoing, (i) no employee of Seller shall have any rights, as an employee, under this Agreement or under any of the Ancillary Agreements to which they are not personally a party, and (ii) other than as an express party to this Agreement or the Ancillary Agreements, if applicable, no creditor of any of the Parties shall have any rights under this Agreement or any of the Ancillary Agreements. Nothing in this Agreement shall be deemed or construed to affect any change or amendment to any Plans, and nothing in this Agreement modifies or shall be deemed to modify the ability of any such Plan to be amended or terminated in accordance with its terms.

8.13 Equitable Remedies. Each of the Parties acknowledges that the Parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any Party of any provision of this Agreement, then the other Parties shall be entitled, in addition to all other rights or remedies, (i) to an injunction restraining such breach, without being required to show any actual damage, or (ii) or to a decree for specific performance of the provisions of this Agreement, or both.

8.14 Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the Law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

8.15 Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes, and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that proceeding, in addition to any other relief to which such Party or Parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing Party (including any fees and costs associated with collecting such amounts).

8.16 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by the Parties. None of the provisions of this Agreement and the Ancillary Agreements is intended to confer upon any Person other than the Parties to this Agreement any rights or remedies under the terms of this Agreement.

8.17 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Parties (which consent may be granted or withheld in the applicable Party’s sole discretion); provided, however, that Buyer may assign this Agreement or any of its rights and obligations hereunder, without the consent of any other Party to (i) one or more of its Affiliates; provided that no such assignment shall release Buyer of its obligations hereunder, and such assignee shall guaranty the obligations of Buyer hereunder, or (ii) any subsequent purchaser of Buyer, its Affiliates or successors or any of their divisions or any material portion of the Purchased Assets or the Business (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise).

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Asset Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANKRATE, INC.

By:	/s/ Edward J. DiMaria
Name:	Edward J. DiMaria
Title:	Senior Vice President and Chief Financial Officer

BLACKSHORE PROPERTIES, INC.

By:	/s/ Johns Wu
Name:	Johns Wu
Title:	CEO

By:	/s/ Johns Wu
Johns Wu

Signature Page of Asset Purchase Agreement